EXHIBIT 99.1

BEIJING, May 13 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation ("Telestone" or the "Company") (Nasdaq:TSTC - News), a leading developer and provider of telecommunications local access network solutions based in China, today announced record financial results for its first quarter ended March 31, 2010.

First Quarter 2010 Highlights
--	Revenue was $11.1 million, up 41.0% from Q1 2009
--	Gross profit was $4.9 million, up 5.1% from Q1 2009
--	GAAP net income was a loss of $1.1 million
--	Non-GAAP adjusted net income was $1.5 million, a 28.3% increase yearover year ("YOY")
--	Non-GAAP adjusted EPS was $0.14 vs. $0.11 in 1Q 2009, a 26.9% YOYincrease
--	2010 revenue guidance increased to $129.4 million, 80.0% YOY growth
--	2010 gross margins estimated to be at least 42%

Summary Financials

First Quarter 2010 Results

	Q1 2010		Q1 2009	CHANGE
Net Sales	$11.1	million	$7.9	+41.0%
Gross Profit	$4.9	million	$4.7	+5.1%
GAAP Net Income	($1.1	million)	$1.1	(198.5)%
Non GAAP Adjusted Net Income(*)	$1.5	million	$1.1	+28.3%

Non GAAP Adjusted EPS	$0.14	million	$0.11	+26.6%

(*) Adjusted net income reported by the Company in the first quarter of 2010 excludes a non-cash stock-based compensation charge of $2.1 million related to the issuance of stocks to certain directors of Shandong Guolian Telecommunications Technology, and a one-time noncash stock-based compensation charge of $0.5 million for professional services rendered.

"We are pleased to have delivered significant growth in the first quarter of 2010," said Han Daqing, Chairman and CEO of Telestone. The first quarter is typically a time when we secure new contracts while billing out projects we finished in the previous year. During this first quarter, we saw an increase in sizeable orders for new projects using our WFDS(TM) solutions, notably for two major installations in Inner Mongolia and Sichuan. China Mobile, China Unicom and China Telecom, the "Big 3" carriers in China, continue to invest heavily in China's 3G network build-out and general telecom infrastructure as China's economy continues to grow. We believe the Big 3's focus on enhancing networks to support 3G and eventually 4G transmissions will continue to drive strong demand for our network services and WFDS(TM) solutions throughout 2010 and beyond, which is also supported by favorable government policies."

Financial Performance

In the first quarter ended March 31, 2010, sales to China Mobile, China Unicom and China Telecom accounted for 80.1%, 9.7%, and 8.5% of revenue, respectively. Telestone is awarded installation contracts obtained from the "Big Three" based on network design solutions submitted for a particular site. Based on design and system requirements, Telestone then designs, engineers and sells RF-based local access network solutions for indoor and outdoor wireless coverage, IP-based products for Internet access, and unified local access network, or ULAN, solutions based on its WFDS(TM) technology. A majority of Telestone's revenue is generated from providing comprehensive solutions for projects which generate both equipment and professional services sales. To a lesser extent, the Company generates revenue from equipment-only sales or services-only sales.

Overall revenue growth for the quarter was directly attributable to the Company's sales of its proprietary WFDS(TM) network installations, which included equipment sales and upfront system design, implementation and network maintenance services. In particular, the Company had an increase in WFDS-related revenue from two multi-million dollar WFDS(TM) projects it secured in Sichuan and Inner Mongolia. The Big 3 companies in China install and support a variety of telecommunication services including cellular, internet, voice and data, all of which Telestone's WFDS(TM) system can support a large number of users simultaneously through local access network coverage for indoor and outdoor coverage areas.

Total revenue in the first quarter ended March 31, 2010 was $11.1 million, an increase of 41.0% from $7.9 million in the prior year's corresponding period. Product revenue of $5.1 million was driven primarily by the Company's installation of equipment for 3G- and 2G/3G upgrade-related local wireless access network solutions and of equipment related to installations for the Company's Inner Mongolia and Sichuan WFDS(TM) projects. Professional services revenue amounted to $6.0 million, mostly generated by the service component of the Company's 3G- and 2G/3G upgrade-related local wireless access network solutions, which included two significant projects in Shandong and Hebei province.

In the first quarter of 2010, cost of goods sold was $6.2 million. Cost of goods include primarily materials used in manufacturing Telestone's 2G, 3G, 2G/3G upgrade and WFDS(TM) product lines, and project management and labor costs at customer locations. Gross profit was $4.9 million with gross margin of 44.4% for the quarter compared to gross margin of 59.5% in the first quarter of 2009. The decrease in gross margin for the quarter was because of high gross profit margins resulting from a high number of maintenance and design-only contracts in the first quarter of 2009. Although gross margins for each project and reported quarter vary by installation and type of equipment, the Company anticipates that overall gross margins for its business will exceed 42.0% for 2010.

In the first quarter of 2010, product sales were $5.1 million and product costs were $2.9 million, yielding a gross margin of 43.7%, compared to 41.8% in the first quarter of 2009. Professional service sales were $6.0 million and service costs were $3.3 million, yielding a gross margin of 44.9%, compared to a 72.0% gross margin in the first quarter of 2009.

For the three months ended March 31, 2010, sales and marketing expenses were $2.7 million, representing an increase of 25.1% from the same period last year. As a percentage of sales, sales and marketing expenses accounted for 24.5% of total revenue, as compared to 27.6% of total revenue for the corresponding period in 2009. The increase in sales and marketing expenses was primarily due to a stock-based compensation expense of $0.5 million in relation to payment for professional services rendered. Excluding the effects of the noncash charge, sales and marketing expenses would have been $2.1 million, or 20.1% of total revenue. As a percentage of revenue, sales and marketing expenses decreased during the three months ended March 31, 2010, when compared to the same period in 2009.

General and administrative expenses were $2.9 million, accounting for 26.4% of total revenue in the first quarter of 2010, as compared to $0.8 or 10.7% of total revenue, for the corresponding period in 2009. The increase in general and administrative expenses was primarily due to a noncash charge of $2.1 million related to the issuance of equity to certain directors at Shandong Guolian Telecommunications Technology Limited for the services which they rendered in previous years to improve operating results. Excluding the effects of the noncash charge, general and administrative expenses would have been $0.8 million, or 7.4% of total revenue.

For the three months ended March 31, 2010, the Company had a GAAP net loss of $1.1 million, representing a 198.5% decrease from the same period in 2009. Excluding the effects of the previously-mentioned noncash charges of $2.1 million and $0.5 million, non-GAAP net income was $1.5 million, or 13.2% of total revenue. Based on 10.5 million shares, GAAP loss per share were $0.11 per fully-diluted share. Non-GAAP earnings per share were $0.14 per fully diluted share, representing a 26.6% increase from the same period last year.

Financial Position

On March 31, 2010 the Company had cash and equivalents of $10.0 million, as compared to $11.2 million on December 31, 2009. The Company maintained a current ratio of 2.2 based on $112.1 million in current assets and $49.9 million in current liabilities. Total assets were $116.5 million, and total liabilities were $49.9 million. As of March 31, 2010, Telestone had $90.4 million in receivables compared to $89.0 million as of December 31, 2009. The Company's DSO of 673 days is directly related to the projects they secure from the Big 3. Included in accounts receivable and DSO was 10% of Telestone's customers' contract value to provide warranty service on installations for a twenty-four months period, a value which per GAAP must remain on the Company's accounts receivable until paid in full. Cash used from operations for the first quarter of 2010 was $1.1 million compared to $1.9 million in the year ago period.

Recent Events

April 29, 2010 -- Telestone announced that it opened four new branch offices in Zhejiang, Ningxia, Qinghai and Anhui provinces. Sales from these four new branches in these high-growth provinces are expected to add $10.0 million in revenue during 2010.

May 4, 2010 -- The Company announced that it secured a new contract from China Mobile Communications Corporation's Inner Mongolia branch to install a Telestone Technologies' Wireless Fiber Optic Distribution System (WFDS(TM)) which will provide wi-fi coverage for CMCC customers in five sub-provinces of Inner Mongolia. Telestone estimates the value of the contract to be $8.0 million.

May 12, 2010 -- The Company announced the appointment of Ms. Xiaoli Yu as CFO of the Company. Ms. Yu has 12 years of experience at Telestone and assumed the position of CFO effective May 11. In addition, the Company announced that Mr. Vicente Liu has joined Telestone as VP of Finance. Mr. Liu was previously an investment banker for over 10 years and focused on emerging growth companies in the United States and China.

2010 Guidance

Based on the revenue Telestone expects to generate from its four new branches and updated business outlook, the Company is revising its 2010 Revenue Guidance from $118.0 million to $129.4 million, representing an 80.0% growth YOY. The Company expects to generate gross margins of at least 42.0%. Guidance is based on the following assumptions.

--	Continued ability to sign contracts and complete installations in atimely manner
--	A favorable macroeconomic environment in China
--
The Company's expectation that integration of telecommunications, TV &radio broadcasting and internet access networks in China will begin in 2010 and the government will continue to support these measures

--	The Company's belief that its advanced technology and productioncapabilities, and strong R&D capability, will provide a clear differentiation in a competitive market
--	The Company's ability to increase sales of it higher margin WFDS(TM)system throughout the year
--	Sales execution from the four new branch sales offices
--
Successful strategic marketing cooperation with Huawei TechnologiesCorp will continue to build a solid foundation for future market expansion, especially for overseas market development, and domestic market expansion

Non-GAAP Financial Measures and Related Reconciliation

This press release contains non-GAAP financial measures for earnings that exclude non-cash charges. Telestone believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that Teleston's management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement. Management believes these non-GAAP measures reflect the essential operating activities of Telestone and provide a consistent method of comparison to historical periods and thus excludes the expense arising from non-cash charges when making operational decisions. Management believes the non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A narrative reconciliation of the adjustments to GAAP results appears in the section under "Financial Performance." This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Q1 2010 Earnings Conference Call

To attend the call, please use the dial-in information below. When prompted, ask for the "Telestone Technologies Corporation Q1 2010 Earnings Call."

Conference Date:	Friday, May 14, 2010
Conference Time:	9.00 a.m. Eastern Time
Duration:	1 hour
U.S. Participants:	+1 800 860 2442
International
Participants:	+1.412 858 4600
Call Title:	"Telestone Technologies Corporation Q1 2010 Earnings Call"

Webcast:	http://www.visualwebcaster.com/event.asp?id=69270

Please dial in at least 10-minutes before the call to ensure timely participation. This call is also being webcast and can be accessed by clicking on this link, http://www.visualwebcaster.com/event.asp?id=69270 ..

About Telestone Technologies Corporation

Telestone is a leading innovator in local access network technologies and solutions. Telestone is a global company with 30 branches throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has been installing radio-frequency based 1G and 2G systems throughout China for China's leading telecommunications companies. After intensive research on the demands of carriers in the 3G age, Telestone developed its third generation technology, WFDS(TM) (Wireless Fiber-Optics Distribution System), which provides a scalable, multi-access local access network solution for China's three cellular protocols. Telestone offers services that include project design, project manufacturing, installation, maintenance and after-sales support. Telestone Technologies has approximately 1,010 full-time employees.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of Telestone Technologies Corporation and its subsidiary and affiliated companies. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in any single customer, raw material costs, market acceptance, future capital requirements, competition in general, changes in technologies, changes in government policy, and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in Telestone's filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law.

For further information, contact:

Company:
Vicente Liu, VP of Finance
Tel:   +852-6683-6256
Email:  liujingwen@telestone.com

Investor Relations:
John Mattio
HC International Inc.
Tel:   +1-203-616-5144
Email: john.mattio@hcinternational.net

Telestone Technologies Corporation
Consolidated Statements of Operations and Other Comprehensive Income
First Quarter Ended March 31, 2010 ($000) (Unaudited)

	(Unaudited)
	Three months ended March 31,
	2010	2009
	US$'000	US$'000

Operating revenues:
Net sales of equipment	5,100	3,263
Service income	6,032	4,633

Total operating revenues	11,132	7,896

Cost of operating revenues:
Cost of net sales	2,870	1,898
Cost of service	3,323	1,298

Total cost of operating revenues	6,193	3,196

Gross income	4,939	4,700

Operating expenses:
Sales and marketing	2,728	2,181
General and administrative	2,934	843
Research and development	224	136
Depreciation and amortization	71	90

Total operating expenses	5,957	3,250

Operating (loss) income	(1,018)	1,450
Interest expense	(126)	(41)
Other income, net	335	267

(Loss) Income before income taxes	(809)	1,676
Income taxes	(321)	(529)
Net (loss) income	(1,130)	1,147

Other comprehensive income
Foreign currency translation adjustment	--	245

Total comprehensive (loss) income	(1,130)	1,392

(Loss) Earnings per share:

Weighted average number of common stock outstanding
Basic	10,548,264	10,404,550
Dilutive effect of warrants	--	--

Diluted	10,548,264	10,404,550

Net (loss) income per share of common stock
Basic (US$)	(0.11)	0.11
Diluted (US$)	(0.11)	0.11

Consolidated Balance Sheets
First Quarter Ended March 31, 2010 ($000) (Unaudited)

	(Unaudited)
	As of March 31, As of December 31,
	2010	2009
ASSETS	US$'000	US$'000

Current assets:
Cash and cash equivalents	10,011	11,233
Accounts receivable, net of allowance	90,427	89,005
Due from related parties	1,963	1,963
Inventories, net of allowance	5,061	4,442
Prepayments	620	1,223
Other current assets	4,062	4,574

Total current assets	112,144	112,440

Goodwill	3,119	3,119
Property, plant and equipment, net	1,191	1,181

	4,310	4,300

Total assets	116,454	116,740

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term bank loans	5,850	5,850
Accounts payable - Trade	15,718	15,678
Customer deposits for sales of equipment	1,558	1,582
Due to related parties	4,506	4,947
Income tax payable	7,661	7,132
Accrued expenses and other accrued liabilities	14,612	16,473

Total current liabilities	49,905	51,662

Commitments and contingencies

Stockholders' equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued
Common stock and paid-in-capital, US$0.001 par value: Authorized - 100,000,000 shares as of March 31, 2010 and December 31, 2009
Issued and outstanding - 10,548,264 shares as of March 31, 2010 and 10,404,550 shares as of December 31, 2009	11	11
Additional paid-in capital	21,590	18,989
Dedicated reserves	4,872	4,807
Accumulated other comprehensive income	5,682	5,682
Retained earnings	34,394	35,589

Total stockholders' equity	66,549	65,078

Total liabilities and stockholders' equity	116,454	116,740

Consolidated Statements of Cash Flows
First Quarter Ended March 31, 2010 ($000) (Unaudited)

	(Unaudited)
	Three months ended March 31,
	2010	2009
	US$'000	US$'000
Cash flows from operating activities
Net (loss) income	(1,130)	1,147
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	71	90
Allowance for doubtful accounts	--	307
Stock-based compensation	2,601	--
Changes in assets and liabilities:
Accounts receivable	(1,422)	(5,917)
Due from related parties	--	(170)
Inventories	(619)	(2,438)
Prepayments	603	873
Other current assets	512	30
Accounts payable	40	2,860
Customer deposits for sales of equipment	(24)	35
Due to related parties	(441)	31
Income tax payable	529	789
Accrued expenses and other accrued liabilities	(1,861)	440

Net cash used in operating activities	(1,141)	(1,923)

Cash flows from investing activities
Purchase of property, plant and equipment	(81)	(203)

Net cash used in investing activities	(81)	(203)

Cash flows from financing activities
Repayment of short-term bank loans	(1,170)	(1,172)
Short term bank loans raised	1,170	--

Net cash used in financing activities	--	(1,172)

Net decrease in cash and cash equivalents	(1,222)	(3,298)

Cash and cash equivalents, beginning of the period	11,233	7,866
Effect on exchange rate changes	--	68

Cash and cash equivalents, end of the period	10,011	4,636

Supplemental disclosure of cash flow information
Interest received	16	7
Interest paid	(110)	(32)
Tax paid	(146)	(1)